Exhibit 99.1

[FNB LOGO]
FNB CORP.
Post Office Box 1328, Asheboro, NC 27204     Phone 336-626-8300


For Information Contact:                            For Immediate Release
Michael C. Miller                                    July 23, 2004
(336) 626-8300

         FNB CORP. ANNOUNCES MANAGEMENT CHANGES FOR ROWAN BANK


Asheboro, NC - FNB Corp. (Nasdaq: FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced that Janet D. Abernethy, Senior Vice President of Rowan Bank, has been named as the interim CEO by its Board of Directors. This action was taken following the resignation of Bruce D. Jones, who had served as the President and CEO of Rowan Bank and as a Vice President and member of the Board of Directors for FNB Corp.

FNB Chairman Michael C. Miller noted that "Janet Abernethy has been a valuable member of the Rowan Bank and FNB Corp. team and we are pleased that she has stepped up to fill this role following Bruce Jones's decision to join Capitol Bancorp of Michigan. The Rowan Board and staff are solidly behind Janet, and at the same time wish Bruce well in his new endeavors."

FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.fnbnc.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury and a loan production office in Concord. Dover Mortgage Company (www.dovermortgage.com) operates six mortgage production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
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